[On California Amplifier letterhead]


FOR IMMEDIATE RELEASE:


         California Amplifier, Inc. Appoints New Board Member


OXNARD, CA, February 24, 2004 - California Amplifier, Inc. (Nasdaq: CAMP), a designer, manufacturer and marketer of integrated RF solutions used primarily in satellite television and wireless applications, today announced that A.J. "Bert" Moyer has joined its board of directors. The appointment increases the size of California Amplifier's board to seven directors.

Mr. Moyer has 35 years of experience in executive positions overseeing the financial operations of several companies, many of which rank in the Fortune 1000 and have substantial overseas operations. Mr. Moyer has served as Chief Financial Officer for leading high-technology companies, including QAD, Inc., Western Digital Corporation, National Semiconductor Corporation, and as Chief Executive Officer for Enhansys, Inc., a software developer and marketer. He currently serves as a director on the boards of QAD, Inc. and Collectors' Universe, Inc.

"I'm very pleased to have Bert Moyer join our board of directors," said Fred Sturm, Chief Executive Officer of California Amplifier. "He brings a wealth of experience at multinational manufacturers and marketers of high-technology products and services to California Amplifier. We expect that his strong financial acumen and independent counsel will be a tremendous asset as we chart our course for the future."

About California Amplifier, Inc.

California Amplifier designs, manufactures and markets a broad line of integrated microwave equipment used primarily in conjunction with satellite television and terrestrial broadband wireless and video applications. The Company's Satellite business unit designs and markets outdoor reception equipment for the U.S. Direct Broadcast Satellite (DBS) television market as well as a full line of consumer and commercial products for video and data reception. The Wireless Access business unit designs and markets integrated reception and two-way transmission fixed wireless equipment for broadband data and video applications. California Amplifier is an ISO 9001 certified company. For additional information, visit California Amplifier's web site at www.calamp.com.


For more information, contact:
       Crocker Coulson                       Rick Vitelle
       Partner                               Chief Financial Officer
       CCG Investor Relations                California Amplifier, Inc.
       (818) 789-0100                        (805) 987-9000, extension 8344
       crocker.coulson@ccgir.com

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